Exhibit 99.1

PRESS RELEASE

For more information, contact: Stan Berger or Andrew Berger SM Berger & Company, Inc. (216) 464-6400	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS RESULTS FOR

FIRST QUARTER 2011

TAMPA, FL— Monday, May 9, 2011 — SRI/Surgical Express, Inc. (SRI) (Nasdaq: STRC), a leading provider of reusable surgical device reprocessing services supporting the healthcare industry, today announced financial results for its first quarter ended March 31, 2011.

For the first quarter of 2011, SRI Surgical reported total revenue of $27,330,000, an increase of $2,719,000 over the first quarter of 2010. The net loss for the first quarter of 2011 was $490,000 or $0.08 per basic and diluted common share compared to a net loss for the first quarter of 2010 of $1,533,000 or $0.24 per basic and diluted common share.

When comparing the first quarter of 2011 to 2010, the Company’s improvement reflects increased revenues, which provides leverage of the Company’s processing facilities, as well as lower levels of reusable product loss and scrap, improved labor efficiency in operations, and lower professional fees and travel related costs. Partially offsetting these favorable developments were higher medical claims and distribution costs, which were primarily related to the increase in the price per gallon of diesel fuel since last year. The Company also incurred higher Group Purchasing Organization marketing and administrative fees related to the increase in revenues in member hospitals.

Gerald Woodard, Chief Executive Officer said “We continue to grow our top line, as we experienced an 11% increase in revenues in the first quarter of 2011 when compared to 2010. In addition, revenues for the first quarter were the highest of any first quarter in the Company’s history. As we stated on our fourth quarter conference call, certain costs we experience in our first quarter impact our overall profitability. These costs will not continue throughout the remaining quarters of 2011. We are optimistic about the remainder of the year and anticipate our financial results will demonstrate favorable year-over-year comparisons as the year progresses.”

Quarterly Call Information

SRI Surgical will hold a teleconference call discussing its first quarter results on Monday, May 9, beginning at 5:00 p.m. Eastern Time. To participate in the teleconference, please dial 888-680-0879 (International dial 617-213-4856) and enter passcode 10399316. Participants can pre-register for this call at https://www.theconferencingservice.com/prereg/key.process?key=PH637T9X3. A live Webcast of the call will be available from the Investors section of the SRI Surgical Website at www.srisurgical.com. For those unable to participate in the teleconference, a replay of the call will be available from 8:00 p.m. May 9 until May 24, 2011, by dialing 888-286-8010 (International dial 617-801-6888) and using passcode 95668481. A replay of the Webcast will also be available on the SRI Surgical Website.

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 25 states from 10 reprocessing facilities and five distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and suppliers, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at (813) 891-9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

FOR FURTHER INFORMATION:	Stan Berger or Andrew Berger
SM Berger & Company, Inc.
(216) 464-6400

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

	Three Months Ended March 31, (unaudited)
	2011	2010

Revenues	$27,330	$24,611
Cost of revenues	21,421	19,679

Gross profit	5,909	4,932

Distribution expenses	2,136	1,918
Selling and administrative expenses	4,170	4,482

Loss from operations	(397)	(1,468)

Interest expense	165	143
Other income	(91)	(90)

Loss before income taxes	(471)	(1,521)

Income tax expense	19	12

Net loss	$(490)	$(1,533)

Basic income (loss) per common share	$(0.08)	$(0.24)

Weighted average common shares outstanding, basic	6,460	6,460

Diluted income (loss) per common share	$(0.08)	$(0.24)

Weighted average common shares outstanding, diluted	6,460	6,460

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2011	As of December 31, 2010

Cash and cash equivalents	$584	$1,327
Accounts receivable, net	13,587	12,117
Inventories, net	3,293	3,398
Prepaid expenses and other assets	1,758	2,092
Reusable surgical products, net	17,653	17,369
Property, plant and equipment, net	25,102	25,405

Total assets	$61,977	$61,708

Notes payable	$629	$5,561
Accounts payable	8,364	8,768
Accrued expenses	4,070	4,135
Mortgage payable	3,727	3,780
Bonds payable	6,565	520

Total liabilities	23,355	22,764

Shareholders’ equity	38,622	38,944

Total liabilities and shareholders’ equity	$61,977	$61,708